Exhibit (a)(1)(v)

SUPPLEMENT TO OFFER TO PURCHASE AND
CONSENT SOLICITATION STATEMENT DATED JANUARY 29, 2007

IMPSAT FIBER NETWORKS, INC.

Offer to Purchase for Cash
Any and All Outstanding
Series A 6% Senior Guaranteed Convertible Notes due 2011
(CUSIP No. 45321TAL7)
and
Series B 6% Senior Guaranteed Convertible Notes due 2011
(CUSIP Nos. 45321TAM5 and 45321TAN3)
and Solicitation of Consents for
Amendment of the Related Indentures and Waiver

THE TENDER OFFER, SOLICITATION AND WAIVER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 26, 2007, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”).

IMPSAT Fiber Networks, Inc., a Delaware corporation (referred to as “we,” “us,” “our” or the “Company”), hereby amends and supplements its offer to purchase for cash any and all of its outstanding Series A 6% Senior Guaranteed Convertible Notes due 2011 (CUSIP No. 45321TAL7) (the “Series A Notes”) and Series B 6% Senior Guaranteed Convertible Notes due 2011 (CUSIP Nos. 45321TAM5 and 45321TAN3) (the “Series B Notes” and, together with the Series A Notes, the “Notes”), upon the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated January 29, 2007 (as amended and supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal and Consent (the “Letter of Transmittal”) (which, together with the Offer to Purchase, this supplement to the Offer to Purchase (the “Supplement”), dated February 15, 2007, and any other amendments or supplements to the Offer to Purchase or the Letter of Transmittal, collectively constitute the “Offer”). Except as set forth in this Supplement, the terms and conditions previously set forth in the Offer to Purchase, including information incorporated by reference therein, remain applicable in all respects to the Offer, and this Supplement should be read in connection therewith. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Offer to Purchase.

The Offer to Purchase is hereby revised as follows:

1.    Cover Page

The cover page and introductory language within the Offer to Purchase are hereby amended as follows:

(a)    The first sentence of the fourth paragraph on the cover page of the Offer to Purchase is hereby amended and restated as follows:

“The consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer shall be $1,010.00, plus $26.83 in accrued but unpaid interest, for a total consideration of $1,036.83 as of the scheduled Expiration Time (the “Offer Consideration”). Should the Offer be extended, the consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer shall be $1,036.83, plus an amount equal to $0.17 per $1,000 of principal amount of the Notes for each day after February 26, 2007 to, but excluding, the date on which the Notes are purchased. The $0.17 approximates the daily interest that would accrue for each day after February 26, 2007. For example, if the Offer is extended for 11 days, the consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer shall be $1,036.83, plus an additional $1.70 in accrued but unpaid interest to, but excluding, the date on which the Notes are purchased, for a total consideration of $1,038.53.”

2.     Summary

The section of the Offer to Purchase titled “Summary” is hereby amended as follows:

(a)    The last sentence within the definition of the term “Offer Consideration” on page 2 of the Offer to Purchase is hereby amended and replaced in its entirety as follows:

       “The consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer shall be $1,010.00, plus $26.83 in accrued but unpaid interest, for a total consideration of $1,036.83 as of the scheduled Expiration Time. Should the Offer be extended, the consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer shall be $1,036.83, plus an amount equal to $0.17 per $1,000 of principal amount of the Notes for each day after February 26, 2007 to, but excluding, the date on which the Notes are purchased. The $0.17 approximates the daily interest that would accrue for each day after February 26, 2007. For example, if the Offer is extended for 11 days, the consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer shall be $1,036.83, plus an additional $1.70 in accrued but unpaid interest to, but excluding, the date on which the Notes are purchased, for a total consideration of $1,038.53.”

3.    Answers to Questions You May Have

The section of the Offer to Purchase titled “Answers to Questions You May Have” is hereby amended as follows:

(a)    The last sentence within the question “What price will you receive for your Notes if you tender them to us?” on page 5 of the Offer to Purchase is hereby amended and replaced in its entirety as follows:

      “The consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer shall be $1,010.00, plus $26.83 in accrued but unpaid interest, for a total consideration of $1,036.83 as of the scheduled Expiration Time. Should the Offer be extended, the consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer shall be $1,036.83, plus an amount equal to $0.17 per $1,000 of principal amount of the Notes for each day after February 26, 2007 to, but excluding, the date on which the Notes are purchased. The $0.17 approximates the daily interest that would accrue for each day after February 26, 2007. For example, if the Offer is extended for 11 days, the consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer shall be $1,036.83, plus an additional $1.70 in accrued but unpaid interest to, but excluding, the date on which the Notes are purchased, for a total consideration of $1,038.53.”

4.    Conditions to the Offer

The section of the Offer to Purchase titled “Conditions to the Offer” is hereby amended as follows:

(a)    The second paragraph of this section on page 14 of the Offer to Purchase is hereby amended and restated in its entirety as follows:

“For purposes of the foregoing provision, all of the “General Conditions” will be deemed to be satisfied at the Expiration Time, unless, in our reasonable good faith judgment, any of the following occurs on or after the date of this Offer to Purchase and at or prior to the Expiration Time:”

(b)    The last paragraph of this section on page 14 of the Offer to Purchase is hereby amended and restated in its entirety as follows:

“The foregoing conditions are for the sole benefit of Impsat and may be asserted by us regardless of the circumstances (other than circumstances due to any factor within the control of Impsat) giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion up to the Expiration Time. If we choose to waive one of the conditions to the Offer with respect to one holder of Notes, we will waive that same condition to the Offer for all holders of Notes. If any condition to the Offer is not satisfied or waived by us prior to the Expiration Time, we reserve the right (but shall not be obligated), subject to applicable law, to:

•	terminate the Offer and return the tendered Notes to the tendering holders;
•	waive all unsatisfied conditions and accept for payment and purchase all Notes that are validly tendered (and not withdrawn) prior to the Expiration Time;

•	extend the Offer and retain the Notes that have been tendered during the period for which the Offer is extended; or
•	amend the Offer.

5.    Acceptance for Payment and Payment

The section of the Offer to Purchase titled “Acceptance for Payment and Payment” is hereby amended as follows:

(a)    The first sentence of the third paragraph of this section on page 15 of the Offer to Purchase is hereby amended and restated in its entirety as follows:

“Impsat expressly reserves the right, in its sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for payment of, or payment for, Notes if necessary to obtain any required governmental approval.”

6.    Extension, Amendments and Termination

The section of the Offer to Purchase titled “Extension, Amendments and Termination” is hereby amended as follows:

(a)    The first and second paragraphs of this section, which are inclusive of the four bullet points between the first and second paragraphs, on page 15 of the Offer to Purchase, are hereby amended and restated in their entirety as follows:

“Subject to applicable law, Impsat reserves the right, at any time or from time to time and regardless of whether or not the conditions set forth in “Conditions to the Offer have been satisfied, to extend the Expiration Time from time to time and retain any Notes that have been previously tendered pursuant to the Offer, or to amend the Offer in any respect at any time.

In addition, we expressly reserve the right, in our sole discretion, to terminate the Offer prior to the Expiration Time and return Notes previously tendered if any of the events set forth in “Conditions to the Offer” shall have occurred or have been determined by us to have occurred as contemplated in such section.”

7.    Incorporation by Reference

The section of the Offer to Purchase titled “Incorporation by Reference” is hereby amended as follows:

(a)    The second sentence of the first paragraph of this section on page 24 of the Offer to Purchase is hereby deleted.

(b)    The first and second bullet points in the second paragraph of this section on pages 24-25 of the Offer to Purchase are hereby deleted.

(c)     The third bullet point in the second paragraph of this section on page 25 of the Offer to Purchase is hereby amended and restated as follows:

“Current Reports on Form 8-K, filed on October 30, 2006 and January 18, 2007.”

(d)    The third paragraph of this section, which is the first full paragraph on page 25 of the Offer to Purchase, is hereby amended by appending the following sentence to the end of the paragraph:

“We will file an amendment to the Schedule TO to incorporate by reference all documents and reports that we file with the SEC after the date of this Offer to Purchase and prior to the Expiration Time (other than Current Reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)), to the extent that the information is deemed material.”

8.    Forward-Looking Statements

The section of the Offer to Purchase titled “Forward-Looking Statements” is hereby amended as follows:

(a)    The second paragraph of this section on page 25 of the Offer to Purchase is hereby amended by appending the following sentence to the end of the paragraph:

“Forward-looking statements that are made in connection with the Offer are not eligible to receive the safe harbor protections of the Private Securities Litigation Reform Act of 1995.”

9.    References in Offer to Purchase and Letter of Transmittal

All references in the Offer to Purchase and the Letter of Transmittal to sections of the Offer to Purchase that have been amended by this Supplement shall be deemed to be references to such sections as amended by this Supplement. All provisions within the Letter of Transmittal that correspond to provisions within the Offer to Purchase that have been amended or modified by this Supplement are hereby amended and modified.

10.    Amendment to Schedule TO

Pursuant to Rule 13e-4 under the Exchange Act, the Company has filed with the Commission Amendment No. 1 to the Schedule TO, of which this Supplement forms a part. Amendment No. 1 to Schedule TO incorporates the terms of this Supplement by reference. The Schedule TO and exhibits thereto can be inspected and copied at the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Such materials may also be accessed electronically at the Commission’s website located at http://www.sec.gov.